LINE-OF-CREDIT

DRAW AUTHORIZATION

Date Executed: February  27, 2009

I, Lawrence Williams, Jr., Treasurer of Gateway Certifications, Inc., a Nevada corporation, hereby authorize and direct Kwajo Sarfoh to make a loan advancement in the amount of $7,000, against our Commercial Promissory Note.  I acknowledge that the advance will increase the balance due under the Commercial Promissory Note.

/s/ Lawrence Williams, Jr.

Lawrence Williams, Jr.

Treasurer